Exhibit 23--Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-32697) pertaining to the Morrison Restaurants Inc. Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 33-20585) pertaining to the Morrison Restaurants Inc. Salary Deferral Plan, in the Registration Statement (Form S-8 No. 2-97120) pertaining to the Morrison Restaurants Inc. Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 33-13593) pertaining to the Morrison Restaurants Inc. 1987 Stock Bonus and Non-Qualified Stock Option Plan, in the Registration Statement (Form S-8 No. 33-46220) pertaining to Morrison Restaurants Inc. Compensatory Non-Qualified Stock Option Arrangements, and in the Registration Statement (Form S-8 No. 33-50452) pertaining to the Morrison Restaurants Inc. Stock Incentive and Compensation Plan for Directors, Stock Incentive Plan and Non-Qualified Management Stock Option Agreements and in their related Prospectuses of our report dated June 21, 1995, with respect to the consolidated financial statements and schedules of Morrison Restaurants Inc. included in the Annual Report (Form 10-K) for the year ended June 3, 1995.

Our audits also included the financial statement schedules of Morrison Restaurants Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

				    /s/ Ernst & Young LLP
				    Ernst & Young LLP

Birmingham, Alabama
August 31, 1995